UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 26, 2021
Digital Turbine, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 San Antonio Street, Suite 160, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)
(512) 387-7717
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions. (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	APPS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On February 26, 2021, Digital Turbine, Inc. (the “Company”) and Digital Turbine Media, Inc. ("DT Media"), a wholly-owned subsidiary of the Company, entered into a Share Purchase Agreement (the “Purchase Agreement”) with AdColony Holding AS, a Norway company (“AdColony”), and Otello Corporation ASA, a Norway company and the sole shareholder of AdColony (“Otello”), pursuant to which DT Media would acquire (the “Acquisition”) all of the outstanding capital stock of AdColony in exchange for an estimated total consideration of $350.0 million to $375.0 million, to be paid as follows: (1) $100.0 million in cash to be paid at closing, subject to purchase price adjustments, (2) $100.0 million in cash to be paid six months after closing, and (3) an estimated earn-out of $150.0 million to $175.0 million, to be paid in cash, based on AdColony achieving certain future target net revenues, less associated cost of goods sold, over a twelve month period ending on December 31, 2021 (the “Earn-Out Period”). Under the terms of the earn-out, DT Media would pay Otello a certain percentage of actual net revenues (less associated cost of goods sold) of AdColony, depending on the extent to which AdColony achieves certain target net revenues (less associated cost of goods sold) over the Earn-Out Period. The earn-out payment would be made following the expiration of the Earn-Out Period. The Company intends to pay the purchase price with a combination of available cash on hand and borrowings under its existing senior credit facility, along with future capital financing.

The Purchase Agreement contains customary representations and warranties, covenants, closing conditions, and indemnification provisions. The closing of the Acquisition is conditioned on, among other things, approval of the shareholders of Otello. If the Acquisition does not close, under certain specified circumstances, Otello would be obligated to pay the Company a termination fee of up to $8.0 million.

The description of the Purchase Agreement provided herein is qualified by reference to the Purchase Agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

The Purchase Agreement contains representations and warranties by each of the parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties, and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, are subject to limitations agreed upon by such parties, including being qualified by schedules, may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and are subject to standards of materiality applicable to the parties that may differ from those applicable to others. Others should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Purchase Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01        Financial Statements and Exhibits

10.1	Share Purchase Agreement, dated February 26, 2021, by and among the Company, DT Media, AdColony Holding AS, and Otello Corporation ASA
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 1, 2021	Digital Turbine, Inc.
By: /s/ Barrett Garrison
Barrett Garrison
Executive Vice President, Chief Financial Officer